Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the annual report on Form S-1, of Vendome Acquisition Corporation I, of our report dated April 14, 2025 on our audit of the balance sheet of Vendome Acquisition Corporation I as of February 28, 2025, and the related statements of operations, changes in shareholder’s equity and cash flows for of the period from January 28, 2025 (inception) through February 28, 2025, and the reference to us under the caption “Experts.”

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC
Ocean, New Jersey
April 15, 2025